Release:    September 25, 2018

CP appoints Edward L. Monser to its Board of Directors

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced that Edward L. Monser has been appointed to its Board of Directors effective December 17, 2018.

“On behalf of the board, it is my great pleasure to welcome Ed to the board,” said Andrew F. Reardon, Chairman of the Board. “Ed’s experience and breadth of knowledge will serve CP well, especially in the areas of engineering, technology and international trade. We look forward to working closely with Ed in service of our shareholders.”

Mr. Monser began his engineering career in 1981 and has served as an executive vice-president, chief operating officer, and president at Emerson, a global technology and engineering company. At Emerson, he helped drive the company’s international growth. Mr. Monser will retire as the president of Emerson, on October 1, 2018. Mr. Monser serves on the advisory Economic Development Board for China’s Guangdong Province. He is a past board member and past vice-chairman of the U.S.-China Business Council. He is also active in promoting international understanding and trade as a member and current vice-chairman of the U.S.-India Strategic Partnership Forum.
An advocate for lifelong learning, and a former high school teacher, Mr. Monser lends his time and expertise to a number of educational, civic and charitable organizations. He holds a bachelor’s degree in electrical engineering from the Illinois Institute of Technology and a bachelor's degree in education from Eastern Michigan University and is an alumnus of the executive education program at Stanford University’s Graduate School of Business.
“I look forward to joining the CP board and supporting the company in its ongoing evolution,” said Monser. “I have watched CP from afar with admiration and am excited to be part of the board as we continue to create positive change.”

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR
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